Exhibit 10.2

FARM CREDIT OF SOUTHWEST FLORIDA, ACA

TERM LOAN NOTE

$50,000,000.00

Arcadia, Florida

September 3, 2008

Loan Number 075 085457846-06

FOR VALUE RECEIVED, ALICO, INC., a FLORIDA CORPORATION (“BORROWER”) PROMISES TO PAY TO THE ORDER OF FARM CREDIT OF SOUTHWEST FLORIDA, ACA, FOR ITSELF AND AS AGENT/NOMINEE FOR OTHER LENDING INSTITUTIONS HAVING AN INTEREST, DIRECT OR INDIRECT, IN THIS TERM LOAN NOTE (THE “NOTE”) AND ALL DOCUMENTS, INSTRUMENTS AND AGREEMENT PERTAINING THERETO, ITS SUCCESSORS AND/OR ASSIGNS (hereinafter called “Lender”), at the office of Lender at 330 North Brevard Avenue, Arcadia, Florida 34266, or at such other place as the holder may designate in writing, on the Term Loan Maturity Date (as defined in the Amended and Restated Loan Agreement between Borrower, Guarantors named therein and Lender, dated May 26, 2006, as amended on August 30, 2007, on February 26, 2008, March 25, 2008, and on even date herewith (collectively, the “Loan Agreement”)) in immediately available funds the principal sum of Fifty Million and No/100 Dollars ($50,000,000.00). Lender is hereby irrevocably authorized by Borrower to record the amount outstanding from time to time of the Term Loan (as defined in the Loan Agreement) together with the applicable interest, and notations of payments of interest and/or principal received by Lender in respect thereof, which recordation shall, in the absence of manifest error, be conclusive. Any Event of Default under the Loan Agreement is an event of default under the terms of this Note. Except as expressly provided herein, all terms used in this Note shall have the same meaning as used in the Loan Agreement.

Interest. The principal amount hereof from time to time outstanding and unpaid shall bear interest from and including the date hereof until payment thereof in full. Subject to provisions set forth herein for the increase in the applicable interest rate upon the occurrence of an Event of Default, interest hereunder shall accrue at a fixed rate of 6.79 percent per annum; provided however, that payment of any principal outstanding under this Note prior to the maturity thereof, whether by acceleration or otherwise, shall be subject to a mark-to-market prepayment premium equal to the Lender’s loss of yield, if any, on the portion of this Note so prepaid, as calculated in accordance with reasonably formulated standard conventions of the Lender, then-in effect, for such calculations (the “Mark-to-Market Prepayment Premium”).

Interest shall accrue and be computed on the basis of a year of 360 days.

Repayment of Principal and Interest. Principal, interest, and prepayment premiums, if any, are payable in United States dollars, without offset or deduction of any kind for taxes or otherwise. Commencing on October 1, 2008, and continuing on the same day of each consecutive calendar quarter thereafter as long as any principal amounts are due hereunder, Borrower shall make equal payments of principal and interest in the amount of $1,712,403.26 to Lender with a final installment of all outstanding principal and accrued but unpaid interest being due and payable on the Term Loan Maturity Date.

This Note is issued pursuant to the Loan Agreement and is entitled to the benefits thereof. The holder of this Note may enforce the agreements of Borrower contained in the Loan Agreement and, upon the occurrence of an Event of Default, may exercise the remedies provided for therein or otherwise available at law or in equity.

Upon the occurrence of an Event of Default, as defined in Article 6 of the Loan Agreement, all principal amounts outstanding under this Note and any interest then accrued thereon may be declared to be immediately due and payable as provided in the Loan Agreement. This Note may be enforced in any court or other tribunal having jurisdiction as specified in the Loan Agreement over the subject matter hereof, and Borrower shall pay to the holder hereof on demand such amounts in United States dollars as shall be sufficient to pay the enforcement costs and expenses of such holder, including without limitation, reasonable attorney fees and expenses, including, but not limited to, fees and expenses incurred on appeal or in the event the holder takes actions to protect its interests hereunder in proceedings in bankruptcy to the extent set forth in the Loan Documents.

No reference herein to the Loan Agreement and no provision of this Note or the Loan Agreement shall alter or impair the obligation of Borrower, which is absolute and unconditional, to pay the principal of (and any default rate, late charge or other charges, if any) and interest on this Note as provided herein.

Borrower hereby waives presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder of any rights hereunder in any particular instance shall not constitute a waiver hereof in that or any subsequent instance.

This Note is secured in the manner provided in the Loan Agreement which, among other things, contains provisions for: (i) the acceleration of the maturity hereof upon the happening of certain events; (ii) the application of a default rate of interest pursuant to Section 7.7 of the Loan Agreement; and (iii) the waiver of certain provisions of the Loan Agreement, all upon the terms and conditions specified therein.

This Note is the Term Loan Note referred to in the Loan Agreement. This Note, except as governed by applicable federal law, shall be construed in accordance with and governed by the laws of the State of Florida.

Agreed to and given under the hand and seal of the undersigned on the day first set forth above.

ALICO, INC.	(Seal)

By:	/s/ Dan L. Gunter

Print Name:	Dan L. Gunter

Its:	Chief Executive Officer

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